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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission only (as permitted by Rule 14-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 THE KNOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                 THE KNOT, INC.
                            462 BROADWAY, 6TH FLOOR
                            NEW YORK, NEW YORK 10013

                                                                  April 12, 2001

To the Stockholders of
THE KNOT, INC.:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Knot, Inc., to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Tuesday, May 15, 2001 at 9:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

     If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                          /s/ David Liu

                                          DAVID LIU
                                          President, Chief Executive Officer and
                                          Chairman of the Board

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                                 THE KNOT, INC.
                            462 BROADWAY, 6TH FLOOR
                            NEW YORK, NEW YORK 10013
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2001
                            ------------------------

To the Stockholders of
THE KNOT, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Knot, Inc. ("The Knot") will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Tuesday, May 15, 2001 at 9:00 a.m. (the "Annual Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

        1. To elect two (2) directors to the class of directors whose term expires in 2004. The Board has nominated the following persons for re-election at the Annual Meeting: Alexander Lynch and Sandra Stiles;

        2. To approve an amendment to The Knot's 1999 Stock Incentive Plan (the "1999 Plan") that increases the number of shares of The Knot's common stock authorized for issuance under the 1999 Plan by 1,000,000 shares;

        3. To ratify the appointment of Ernst & Young LLP as The Knot's independent auditors for the fiscal year ending December 31, 2001; and

        4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on March 30, 2001 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The stock transfer books of The Knot will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices.

                                          By Order of the Board of Directors

                                          /s/ Richard Szefc

                                          RICHARD SZEFC, Secretary

April 12, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                 THE KNOT, INC.
                            462 BROADWAY, 6TH FLOOR
                            NEW YORK, NEW YORK 10013
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL

     This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the "Common Stock") of The Knot, Inc., a Delaware corporation ("The Knot") in connection with the solicitation by the Board of Directors (the "Board") of The Knot for use at the annual meeting of stockholders to be held on May 15, 2001, and at any adjournment or postponement of the annual meeting (the "Annual Meeting"). The Annual Meeting will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Tuesday, May 15, 2001 at 9:00 a.m. All stockholders of record on March 30, 2001 will be entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy (the "Proxy") to our stockholders on or about April 17, 2001.

     The mailing address of our principal executive office is 462 Broadway, 6th Floor, New York, New York 10013.

PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the "Proposals"). Each Proposal is described in more detail in this Proxy Statement.

VOTING

     On March 30, 2001, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 14,700,518 shares of Common Stock outstanding held by 59 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, prior thereto, during regular business hours at our principal executive office at the address specified above. You are entitled to one vote for each share of Common Stock you hold.

     The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, and abstentions will have the effect of negative votes. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

PROXIES

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board, FOR the approval of the amendment to The Knot's 1999 Stock Incentive Plan proposed by the Board and FOR the approval of Ernst & Young LLP as The Knot's independent auditors.

     Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by:

     - notifying the Secretary of The Knot in writing before the Annual Meeting;

     - delivering to the Secretary of The Knot before the Annual Meeting a signed Proxy with a later date; or

     - attending the Annual Meeting and voting in person.

SOLICITATION

     We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Knot's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides for a classified Board consisting of three classes of directors serving staggered three year terms. These classes are required to be as nearly equal in number as possible. Our Amended and Restated Bylaws provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by our stockholders at an annual meeting of stockholders. Two directors are to be elected at the Annual Meeting for a term expiring at the 2004 annual meeting of stockholders or until their successors have been duly elected and qualified.

     The Board has nominated Alexander Lynch and Sandra Stiles to stand for re-election to the class of directors whose term expires at the 2004 annual meeting of stockholders or until their successors are elected and have qualified. Each person nominated for re-election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2004

     Alexander Lynch (39) has served as one of The Knot's directors since November 2000. Mr. Lynch has been a partner in the New York office of Wilson Sonsini Goodrich & Rosati since March 2001. From July 2000 to March 2001, he was a partner in the New York office of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. From February 2000 to June 2000, Mr. Lynch was Vice President of Strategic Development at TradeOut, Inc. From January 1995 to February 2000, he was a partner in the New York office of Brobeck, Phleger & Harrison LLP. Prior to January 1995, Mr. Lynch was an associate in the New York office of Brobeck Phleger & Harrison LLP. Mr. Lynch received a B.S. from Tulane University and a J.D. from Columbia University.

     Sandra Stiles (51) has been The Knot's Chief Operating Officer since November 1998 and Assistant Secretary since September 1999. From November 1998 to May 1999, she served as our Chief Financial Officer. Ms. Stiles has served as one of our directors since May 1998. From September 1994 to October 1998, she was the Senior Vice President and Director of Operations for the Children's Book and Value Publishing division of Random House. She also served as a Vice President and the Corporate Controller of Random House from October 1990 to August 1994. Prior to October 1990, Ms. Stiles held various positions at OmniCorp Holdings, Inc., Bertelsmann Inc. and Arthur Andersen & Co. She received a B.S. in Accounting from New York University.

BUSINESS EXPERIENCE OF CONTINUING DIRECTOR WITH TERM EXPIRING IN 2002

     David Liu (35) is a co-founder of The Knot and has been our Chief Executive Officer and a director since our inception in May 1996. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he co-founded with Carley Roney. Prior to January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader's Digest. Mr. Liu

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

received a B.F.A. in Film and Television from New York University. Mr. Liu is married to Ms. Roney, our Editor-in-Chief.

BUSINESS EXPERIENCE OF CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2003

     John Link (59) has served as one of The Knot's directors since June 1999. Mr. Link has been the Executive Vice President of Information Technology of QVC since January 1991 and Chief Information Officer of QVC since March 1994. He also served as Senior Vice President of Information Technology of QVC from June 1989 to March 1994. Prior to June 1989, Mr. Link held various senior technical management positions at Sun Company. Mr. Link received a B.A. in physics from the University of Delaware, a Master of Science in computer science from the University of Pennsylvania and completed the Program for Management Development at Harvard Business School. He is a member of the Society for Information Management.

     Ann Winblad (50) has served as one of The Knot's directors since April 1998. Ms. Winblad has been a general partner of Hummer Winblad Venture Partners, a venture capital investment firm, since 1989. She is a member of the board of trustees of the University of St. Thomas and is an advisor to numerous entrepreneurial groups such as the Software Development Forum, the Stanford/MIT Venture Forum and the Massachusetts Computer Software Council, Software Industry Business Practices. Ms. Winblad also serves on the boards of directors of Net Perceptions Inc., a provider of real time personalization and precision marketing software solutions for the Internet and multi-channel retailers, Liquid Audio Inc., a provider of an open platform that enables the digital delivery of music over the Internet, and several private companies. Ms. Winblad received a B.S. in Mathematics and Business Administration from the University of St. Thomas and an M.A. in education with an economics focus from the University of St. Thomas.

BOARD MEETINGS AND COMMITTEES

     Our Board met a total of 11 times and acted by written consent twice during the year ended December 31, 2000. The Board has a Compensation Committee and an Audit Committee.

     The Compensation Committee is currently composed of Mr. Link and Ms. Winblad. The Compensation Committee met five times and acted by written consent once in 2000. The Compensation Committee recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans.

     The Audit Committee is currently composed of Mr. Link, Mr. Lynch and Ms. Winblad. Each member of the Audit Committee is independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee met five times in 2000. The Audit Committee reviews, acts on and reports to the Board on various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of The Knot. A copy of our Audit Committee Charter is attached as Appendix A to this proxy statement.

     Each director attended at least 75% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she served, with respect to the Board meetings and Committee meetings, respectively, held in that portion of 2000 during which the director was serving as a member of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2000, the Compensation Committee consisted of Mr. Link and Ms. Winblad.

     Mr. Link is the Chief Information Officer of QVC, and Ms. Winblad is a general partner of Hummer Winblad Equity Partners II, L.P., the general partner of each of the Hummer Winblad funds. See "Certain Relationships and Related Party Transactions."

DIRECTOR COMPENSATION

     The Knot reimburses our directors for travel and other out-of-pocket costs incurred in connection with the attendance at meetings of the Board. In addition, our 1999 Stock Incentive Plan (the "1999 Plan")

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

provides that each eligible non-employee director will automatically receive an option to purchase 15,000 shares of Common Stock upon such director's initial election or appointment to the Board. Each 15,000-share option will vest in a series of three (3) successive annual installments upon the optionee's completion of each year of Board service over the three-year period measured from the option grant date. The 1999 Plan also provides that, on the date of each annual meeting of stockholders, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock. Each annual 5,000-share option will vest upon the optionee's completion of one (1) year of Board service measured from the option grant date. The exercise price per share in effect for options granted under the 1999 Plan is the closing sale price of the Common Stock on the grant date as reported by the Nasdaq National Market.

     Under the Automatic Option Grant Program of the 1999 Plan, on November 29, 2000 (the date the Board appointed Alexander Lynch to the Board), Mr. Lynch received an automatic option grant to purchase 15,000 shares of Common Stock. The exercise price per share in effect under the option is $0.94, the fair market value per share of the Common Stock on the grant date. The option grant will vest in a series of three (3) successive annual installments upon Mr. Lynch's completion of each year of Board service over the three-year period measured from the grant date.

VOTE REQUIRED

     The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The two candidates for the class of directors whose terms expire at the 2004 annual meeting of stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of The Knot. Unless otherwise instructed, the proxyholders will vote each returned Proxy "FOR" the nominees named above, or for as many nominees of the Board as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                                   PROPOSAL 2

                          APPROVAL OF AMENDMENT TO THE
                           1999 STOCK INCENTIVE PLAN

     Our stockholders are being asked to approve an amendment to our 1999 Plan that will increase the number of shares of Common Stock available for issuance under the 1999 Plan by 1,000,000 shares. The Board of Directors adopted the amendment on March 27, 2001, subject to stockholder approval at the Annual Meeting.

     The Board believes that increasing the number of shares of Common Stock reserved for issuance under the 1999 Plan is necessary to insure that a sufficient reserve of Common Stock remains available for issuance to allow The Knot to continue to utilize equity incentives to attract and retain the services of key individuals essential to The Knot's long-term growth and financial success. The Knot relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for The Knot to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance. The Board does not have any specific current plans to utilize the additional shares of Common Stock that would become available under the 1999 Plan if this Proposal 2 is approved by The Knot's stockholders.

     The following is a summary of the principal features of the 1999 Plan, as most recently amended. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at our principal offices in New York City, New York.

EQUITY INCENTIVE PROGRAMS

     The Plan consists of five (5) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program, (iv) the Automatic Option Grant Program for non-employee Board members and (v) the Director Fee Option Grant Program. The principal features of each program are described below. The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee Board members. The Compensation Committee has complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program, but all grants made to the selected individuals are governed by the express terms of that program.

     The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1999 Plan. However, neither the Compensation Committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

SHARE RESERVE

     An aggregate of 5,143,393 shares of Common Stock have been reserved for issuance over the term of the 1999 Plan. Such share reserve consists of (i) the 3,849,868 shares initially reserved for issuance under the 1999 Plan, (ii) the additional 293,525 shares added to the reserve on January 2, 2001 pursuant to the automatic share increase provisions of the 1999 Plan plus (iii) the additional increase of 1,000,000 shares of Common Stock which forms this Proposal. The 1999 Plan provides that, on the first trading day of each calendar year during the term of the 1999 Plan, beginning January 2001, the number of shares of Common Stock available for issuance under the 1999 Plan will automatically increase by an amount equal to two percent (2%) of the shares of our Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 1,000,000 shares (or such other lesser number determined by the Board).

     No participant in the 1999 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares (1,000,000 shares in the year of initial hire) of Common Stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of this share limitation for purposes of Internal Revenue Code Section 162(m).

     The shares of Common Stock issuable under the 1999 Plan may be drawn from shares of our authorized but unissued shares of such common stock or from shares of such common stock reacquired by us, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the 1999 Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

     Officers and employees, non-employee Board members and independent consultants in the service of The Knot or our parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly paid employees are also eligible to participate in the Salary Investment Option Grant Program. Participation in the Automatic Option Grant Program and the Director Fee Option Grant Program will be limited to non-employee members of the Board.

     As of March 30, 2001, four (4) executive officers, three (3) non-employee Board members and approximately 270 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The four (4) executive officers were also eligible to participate in the Salary Investment Option Grant Program, and the three (3) non-employee Board members were also eligible to participate in the Automatic Option Grant Program and the Director Fee Option Grant Program.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the 1999 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On March 30, 2001 the fair market value per share determined on such basis was $0.69.

DISCRETIONARY OPTION GRANT PROGRAM

     The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Unless otherwise determined by the Plan Administrator, each granted option will have an exercise price per share equal to the fair market value of the shares on the date of grant. No option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from The Knot equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

SALARY INVESTMENT OPTION GRANT PROGRAM

     The Compensation Committee has complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Compensation Committee an irrevocable authorization directing The Knot to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $5,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

     Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

     The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the
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

optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as an immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of common stock subject to the option.

     The option will become exercisable in a series of twelve equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should The Knot experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of service.

     The Knot has not yet implemented the Salary Investment Option Grant
Program.

STOCK ISSUANCE PROGRAM

     Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

     The Knot has not yet implemented the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, eligible non-employee Board members receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 15,000 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock. There will be no limit on the number of such 5,000-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

     Each option made pursuant to the automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable. However, any shares purchased under the option shall be subject to repurchase by us at the exercise price paid per share, upon termination of Board service. Each 15,000-share automatic option shall vest, and our repurchase right shall lapse, in a series of three annual installments measured from the grant date. Each 5,000-share-automatic option shall vest, and our repurchase right shall lapse, upon completion of one year of Board service.

     Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized above.

DIRECTOR FEE OPTION GRANT PROGRAM

     Under the Director Fee Option Grant Program, each eligible non-employee Board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant by filing with The Knot an election prior to the first day of the calendar year for which the election is to be in effect. The option grant will automatically be made on the first trading day in January in the year for which the eligible non-employee Board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. Accordingly, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a Board member.

     The Knot has not yet implemented the Director Fee Option Grant Program.

     Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Salary Investment Option Grant Program, the Automatic Option Grant Program and the Director Fee Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

GENERAL PROVISIONS

     In the discretion of the Plan Administrator, awards issued under the 1999 Plan may provide that, in the event that we are acquired by merger, asset sale or sale by the stockholders of more than 50% of our outstanding voting stock recommended by the Board, outstanding options under the Discretionary Option Grant Program that are not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent The Knot's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

     The Plan Administrator has the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of us, whether or not those options are assumed or replaced,
(ii) upon a hostile change in control of us effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event of certain terminations of service (including forced terminations) following an acquisition or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Salary Investment Option Grant Program, the Automatic Option Grant Program and the Director Fee Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

     The acceleration of vesting in the event of a change in the ownership or control of The Knot may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of The Knot.

     Each option granted under the Salary Investment Option Grant Program, the Automatic Option Grant Program and the Director Fee Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than fifty percent (50%) of our outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to us in return for a cash distribution from us. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over
(ii) the exercise price payable per share under such option.

     The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares. The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have The Knot withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

AMENDMENT AND TERMINATION

     The Board may amend or modify the 1999 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the 1999 Plan will terminate on the earliest of (i) November 2, 2009, (ii) the date on which all shares available for issuance under the 1999 Plan have been issued as fully-vested shares or
(iii) the termination of all outstanding options in connection with certain changes in control or ownership of The Knot.

STOCK AWARDS

     The table below shows, as of March 30, 2001 and as to each of our executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the aggregate number of shares of our common stock subject to options granted under the 1999 Plan (including those granted under its predecessor plan, our 1997 Long Term Incentive Plan), together with the weighted average exercise price payable per share. The Knot has not made any direct stock issuances to date under the 1999 Plan.

                              OPTION TRANSACTIONS

                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                NUMBER OF      EXERCISE PRICE
NAME                                                          OPTION SHARES      PER SHARE
----                                                          -------------    --------------
Executive Officers:
  David Liu.................................................      125,000          $0.94
  Sandra Stiles.............................................      435,000           0.63
  Richard Szefc.............................................      375,000           1.31
  Carlos Manuel Abreu.......................................      175,000           0.69
All current executive officers as a group (4 persons).......    1,110,000           0.90
Directors:
  John Link.................................................           --             --
  Alexander Lynch...........................................       15,000           0.94
  Ann Winblad...............................................           --             --
All employees, including current officers who are not
  executive officers as a group (256 persons)...............    1,962,067           2.79

     As of March 30, 2001, we had outstanding options to purchase 3,072,067 shares and 15,000 shares under the Discretionary Option Grant Program and the Automatic Option Grant Program, respectively. As of March 30, 2001, 231,929 options had been exercised under the Discretionary Option Grant Program.

FEDERAL INCOME TAX CONSEQUENCES

     OPTION GRANTS. Options granted under the 1999 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Knot will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

     DIRECT STOCK ISSUANCE. The tax principles applicable to direct stock issuances under the 1999 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. We anticipate that any compensation deemed paid by The Knot in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of The Knot. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by us without limitation under Code Section 162(m).

2000 NON-OFFICER STOCK ISSUANCE PLAN

     On June 8, 2000, the Board adopted the 2000 Non-Officer Stock Issuance Plan in order to provide employees (other than officers and directors) and consultants with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in The Knot. The maximum number of shares of Common Stock available for issuance over the term of this plan may not exceed 435,000 shares.

ACCOUNTING TREATMENT

     Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the 1999 Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

     In March 2000, the Financial Accounting Standards Board issued an interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the interpretation, option grants made to non-employee consultants (but not non-employee Board members) will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares.

     Should one or more individuals be granted tandem stock appreciation rights under the 1999 Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding voting shares of The Knot present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 1999 Plan. Should such stockholder approval not be obtained, then the share reserve will not be increased by 1,000,000 shares. The 1999 Plan will, however, continue to remain in effect, and option grants and stock issuances may continue to be made pursuant to the provisions of the 1999 Plan prior to its amendment until the available reserve of common stock under the 1999 Plan is issued.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF OUR 1999 STOCK INCENTIVE PLAN.

                                   PROPOSAL 3

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has reappointed the firm of Ernst & Young LLP, independent auditors for The Knot during the fiscal year ended December 31, 2000, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment.

FEES

     Audit Fees. The aggregate fees billed for professional services rendered for the audit of our annual financial statements for our fiscal year 2000 and the reviews of the financial statements included in our Forms 10-Q for such fiscal year were $245,000.

     Financial Information Systems Design and Implementation Fees. No fees were billed for services rendered by Ernst & Young LLP relating to financial information systems design and implementation.

     All Other Fees. The aggregate fees billed for all other services rendered by Ernst & Young LLP were $58,000.

VOTE REQUIRED

     The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in The Knot's and our stockholders' best interests.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE KNOT'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of The Knot's Common Stock as of March 30, 2001 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our directors and nominees for director, (iii) our named executive officers and (iv) all of our directors and executive officers as a group.

                                                                 AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP
                                                                 OF COMMON STOCK(2)
                                                              ------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         NUMBER        PERCENT
---------------------------------------                       -----------    ---------
David Liu(3)(4)(5)..........................................     681,008        4.6%
Sandra Stiles(6)............................................     270,125        1.8%
Richard Szefc(7)............................................     137,417          *
Carlos Manuel Abreu(8)......................................      66,967          *
John Link(9)................................................   5,733,590       35.0%
Alexander Lynch(10).........................................          --         --
Ann Winblad(11).............................................   2,560,000       17.4%
Interactive Technology Holdings, LLC(12)....................   5,725,590       34.9%
Hummer Winblad Funds(11)....................................   2,560,000       17.4%
America Online, Inc.(13)....................................   1,166,667        7.7%
Special Situations Funds(14)................................   1,550,850       10.5%
All directors and executive officers as a group (7
  persons)(15)..............................................   3,723,517       24.6%

---------------
  *  Less than 1%.

 (1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address of all employee stockholders listed in the table is 462 Broadway, 6th Floor, New York, NY 10013. Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The addresses of individual directors and nominees for election to the Board are indicated in their corresponding footnotes.

 (2) On March 30, 2001, 14,700,518 shares of Common Stock were issued and outstanding.

 (3) Includes 14,029 shares which, as of March 30, 2001, are subject to repurchase under a vesting agreement over the 36-month period beginning April 28, 1998, as long as this stockholder remains an employee of The Knot. The Knot has the right to repurchase all or any portion of the shares subject to repurchase for $0.01 per share for a period of 60 days from the date of early termination.

 (4) Includes 10,417 shares of common stock issuable upon the exercise of presently exercisable options and 5,208 shares of common stock issuable upon the exercise of options exercisable within 60 days. Excludes 109,375 shares of common stock issuable upon the exercise of options that do not vest within 60 days of March 30, 2001.

 (5) Excludes 673,383 shares of common stock owned by this stockholder's spouse. Excludes 6,250 shares of common stock issuable upon the exercise of presently exercisable options or the exercise of options exercisable within 60 days of March 30, 2001 owned by this stockholder's spouse.

 (6) Includes 209,583 shares of common stock issuable upon the exercise of presently exercisable options and 21,042 shares of common stock issuable upon the exercise of options exercisable within 60 days. Excludes 204,375 shares of common stock issuable upon the exercise of options that do not vest within 60 days of March 30, 2001.

 (7) Includes 119,792 shares of common stock issuable upon the exercise of presently exercisable options and 15,625 shares of common stock issuable upon the exercise of options exercisable within 60 days. Excludes 239,583 shares of common stock issuable upon the exercise of options that do not vest within 60 days of March 30, 2001.

 (8) Includes 58,333 shares of common stock issuable upon the exercise of presently exercisable options and 7,292 shares of common stock issuable upon the exercise of options exercisable within 60 days. Excludes 109,375 shares of common stock issuable upon the exercise of options that do not vest within 60 days of March 30, 2001

 (9) Consists of 8,000 shares of common stock owned by this stockholder and 4,025,590 shares of common stock owned by Interactive Technology Holdings, LLC, an affiliate of QVC, and 1,700,000 shares issuable to Interactive Technology Holdings, LLC upon the exercise of a currently exercisable warrant. Mr. Link disclaims beneficial ownership of the shares of common stock owned by Interactive Technology Holdings, LLC, except to the extent of his pecuniary interest therein. Mr. Link's address is c/o QVC, Studio Park, West Chester, PA 19380.

(10) Excludes 15,000 shares of common stock issuable upon the exercise of options that do not vest within 60 days of March 30, 2001.

(11) Consists of 2,432,000 shares of common stock owned by Hummer Winblad Venture Partners III, L.P. and 128,000 shares of common stock owned by Hummer Winblad Technology Fund III, L.P. (collectively, the "Hummer Winblad Funds"). John Hummer, Ann Winblad (one of our directors) and Mark Gorenberg are general partners of Hummer Winblad Equity Partners II, L.P. ("HWII"), the general partner of each of the Hummer Winblad Funds. Consequently, HWII and Mr. Hummer, Ms. Winblad and Mr. Gorenberg may each be deemed to beneficially own all of the shares held by the Hummer Winblad Funds. HWII, Mr. Hummer, Ms. Winblad and Mr. Gorenberg each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest therein. The address of the Hummer Winblad Funds is 2 South Park, 2nd Floor, San Francisco, CA 94107.

(12) Consists of 4,025,590 shares of common stock owned by Interactive Technology Holdings, LLC and 1,700,000 shares issuable to Interactive Technology Holdings, LLC upon the exercise of a currently exercisable warrant. The address of Interactive Technology Holdings, LLC is 222 Delaware Avenue, Suite 1448, 14th Floor, Wilmington, DE 19801-1621.

(13) Consists of 800,000 shares of common stock owned by America Online, Inc. ("AOL") and 366,667 shares issuable to AOL upon the exercise of a warrant. The address of AOL is 22000 AOL Way, Dulles, VA 20166.

(14) This figure is based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2001 by Special Situations Fund III (the "Fund"), L.P., MGP Advisers Limited Partnership ("MGP"), Special Situations Technology Fund, L.P. ("SST"), SST Advisers L.L.C. ("SSTA"), Special Situations Cayman Fund, L.P. (the "Cayman Fund"), AWM Investment Company, Inc. ("AWM"), Austin W. Marxe ("Marxe") and David M. Greenhouse ("Greenhouse"). The Schedule 13G/A states that 1,550,850 shares are beneficially owned by Marxe and Greenhouse, of which 934,150 shares are owned by the Fund, 297,800 shares are owned by SST and 318,900 shares are owned by the Cayman Fund. The Schedule 13G/A further states that (i) the principal occupation of Marxe and Greenberg is to serve as officers, directors and members or principal shareholders of MGP, SSTA, and AWM and
     (ii) these individuals have the sole power to vote and the sole power to dispose of all 1,550,850 shares. The address of Special Situation Funds is 153 East 53rd Street, New York, NY 10022.

(15) Includes 447,292 shares of common stock issuable upon the exercise of options which are currently vested or which vest within 60 days of March 30, 2001. Excludes 662,708 shares of common stock issuable upon the exercise of options that do not vest within 60 days of March 30, 2001.

                                   MANAGEMENT

     The following table sets forth, as of March 30, 2001, the name, age and position of each of our executive officers and other key employees.

NAME                                   AGE                           POSITION
----                                   ---                           --------
David Liu............................   35    President, Chief Executive Officer and Chairman of the
                                              Board
Sandra Stiles........................   51    Chief Operating Officer, Assistant Secretary and
                                              Director
Richard Szefc........................   51    Chief Financial Officer, Treasurer and Secretary
Carlos Manuel Abreu..................   40    Chief Technology Officer
Carley Roney.........................   32    Editor-in-Chief

     David Liu is our President, Chief Executive Officer and Chairman of the Board. See "Business Experience of Continuing Director with Term Expiring in 2002" for a discussion of Mr. Liu's business experience. Mr. Liu is married to Ms. Roney.

     Sandra Stiles is our Chief Operating Officer and a director. See "Business Experience of Nominees For Election to Terms Expiring in 2004" for a discussion of Ms. Stiles' business experience.

     Richard Szefc has served as our Chief Financial Officer since May 1999 and our Treasurer and Secretary since September 1999. From July 1998 to May 1999, Mr. Szefc was an independent consultant. From April 1990 to June 1998, Mr. Szefc served as Executive Vice President and Chief Financial Officer of Random House. Prior to April 1990, Mr. Szefc served as a partner in the audit practice of Arthur Andersen & Co. Mr. Szefc received a B.S. in economics from the University of Pennsylvania.

     Carlos Manuel Abreu has served as our Chief Technology Officer since February 1999. From March 1992 to January 1999, Mr. Abreu was the Chief Executive Officer and Chief Technology Officer of Cyberphilia, Inc., a developer of intranets, extranets and e-commerce solutions for advertising, pharmaceutical, public relations, publishing, architectural, e-commerce and other companies. Mr. Abreu received a B.S. in Computer Science from Rutgers University.

     Carley Roney is a co-founder of The Knot. She has served as our Editor-In-Chief since our inception in May 1996. From May 1996 to September 1999, she also served as Vice President of Creative Development. From January 1994 to May 1996, she served as President at RunTime Inc., a CD-ROM development firm that she co-founded with David Liu. Ms. Roney received a M.A. in Cultural Studies and a B.F.A. in Film and Television from New York University. Ms. Roney is married to Mr. Liu.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the aggregate compensation paid by The Knot to our Chief Executive Officer and other executive officers (the "Named Executive Officers") for services rendered in all capacities to us for the years ended December 31, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                   ANNUAL          COMPENSATION
                                                              COMPENSATION(1)         AWARDS
                                                             ------------------    ------------
                                                                                    SECURITIES
                                                                                    UNDERLYING
                                                             SALARY      BONUS     OPTIONS/SARS
NAME AND PRINCIPAL POSITION                          YEAR      ($)        ($)          (#)
---------------------------                          ----    -------    -------    ------------
David Liu..........................................  2000    210,348     75,000      125,000
  President, Chief Executive Officer                 1999    139,167    100,000           --
  and Chairman of the Board                          1998     94,833(5)  30,000           --

                                                                                    LONG TERM
                                                                   ANNUAL          COMPENSATION
                                                              COMPENSATION(1)         AWARDS
                                                             ------------------    ------------
                                                                                    SECURITIES
                                                                                    UNDERLYING
                                                             SALARY      BONUS     OPTIONS/SARS
NAME AND PRINCIPAL POSITION                          YEAR      ($)        ($)          (#)
---------------------------                          ----    -------    -------    ------------
Sandra Stiles(2)...................................  2000    200,932     75,000      125,000
  Chief Operating Officer, Assistant                 1999    137,292     75,000           --
  Secretary and Director                             1998     18,333         --      380,000
Richard Szefc(3)...................................  2000    200,000     75,000      125,000
  Chief Financial Officer, Treasurer                 1999     85,625     75,000      250,000
  and Secretary
Carlos Manuel Abreu(4).............................  2000    184,482     50,000       75,000
  Chief Technology Officer                           1999    119,167     50,000      100,000

---------------
(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) Ms. Stiles joined The Knot as Chief Operating Officer in November 1998.

(3) Mr. Szefc joined The Knot as Chief Financial Officer in May 1999.

(4) Mr. Abreu joined The Knot as Chief Technology Officer in February 1999.

(5) During the first quarter of 1998, Mr. Liu received $21,500 of this amount from Element Studios, a corporation formed in connection with The Knot's inception.

STOCK OPTIONS

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 2000. We did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                               --------------------------------------------------------
                                                PERCENT OF                                POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     TOTAL OPTIONS/                                  ASSUMED ANNUAL RATE OF
                                SECURITIES     SARS GRANTED                                STOCK PRICE APPRECIATION FOR
                                UNDERLYING     TO EMPLOYEES    EXERCISE OR                        OPTION TERM(4)
                               OPTIONS/SARS     IN FISCAL      BASE PRICE    EXPIRATION   ------------------------------
NAME                            GRANTED(1)      YEAR(%)(2)      ($/SH)(3)       DATE       0%($)      5%($)      10%($)
----                           ------------   --------------   -----------   ----------   --------   --------   --------
David Liu(5).................    125,000           6.0%           0.94       11/29/10       --       73,386     186,454
Sandra Stiles(5).............    125,000           6.0%           0.94       11/29/10       --       73,386     186,454
Richard Szefc(5).............    125,000           6.0%           0.94       11/29/10       --       73,386     186,454
Carlos Manuel Abreu(5).......     75,000           3.6%           0.94       11/29/10       --       44,032     111,873

---------------
(1) All options were granted under our 1999 Stock Incentive Plan. Unless otherwise indicated, each option vests and becomes exercisable in a series of 48 equal monthly installments.

(2) We granted options to acquire an aggregate of 2,076,750 shares of Common Stock to our officers and employees in 2000.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or a projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(5) The fair market value of the underlying shares of Common Stock on November 29, 2000, the date the options were granted, was $0.94 per share.

     The following table provides information concerning the value of unexercised options held by each of the Named Executive Officers as of December 31, 2000. No options or stock appreciation rights were exercised during the year ended December 31, 2000.

                         OPTION EXERCISES AND HOLDINGS

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                SHARES                        AT FISCAL YEAR END(#)         FISCAL YEAR END($)(1)
                              ACQUIRED ON      VALUE       ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   ------------   -----------   -------------   -----------   -------------
David Liu...................         --            --          2,604        122,396             --             --
Sandra Stiles...............         --            --        178,021        256,979         76,745         58,880
Richard Szefc...............         --            --        101,563        273,437             --             --
Carlos Manuel Abreu.........         --            --         47,396        127,604         20,052         23,698

---------------
(1) Value is defined as the fair market price of our Common Stock at December 31, 2000 less the exercise price. On December 31, 2000, the closing selling price of a share of our Common Stock on the Nasdaq National Market was $0.94.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     On April 12, 1999, The Knot entered into an employment contract with Mr. Liu, our Chief Executive Officer, for three years. The contract provides for salary and the payment of one or more annual bonuses at the sole discretion of the Board. In the event of his termination without cause before the end of the contract term, Mr. Liu is entitled to one year's salary plus certain benefits. The contract also contains a covenant by Mr. Liu not to compete for the term of the contract and for one year after the term expires. As of March 30, 2001, Mr. Liu's annual salary was $250,000.

     On November 2, 1998, The Knot entered into an employment contract with Ms. Stiles, our Chief Operating Officer, which is terminable at any time. In the event of her termination without cause, Ms. Stiles is entitled to one year's salary plus certain benefits. As of March 30, 2001, Ms. Stiles' annual salary was $235,000.

     On May 31, 1999, The Knot entered into an employment contract with Mr. Szefc, our Chief Financial Officer, which is terminable at any time. In the event of his termination without cause, Mr. Szefc is entitled to one year's salary plus certain benefits. In addition, in the event an individual or related group of persons acquires 50% or more of our voting stock, at least 50% of Mr. Szefc's initial options will vest immediately. As of March 30, 2000, Mr. Szefc's salary was $235,000.

     All of the options awarded by The Knot to the Named Executive Officers during the year ended December 31, 2000 provide that, in the event that we are acquired by merger, asset sale or sale of more than 50% of our voting securities by the stockholders, each outstanding option which is not to be assumed by the successor corporation will automatically accelerate by a period of 12 months so that the options shall, immediately prior to the effective date of such change of control, become exercisable for all of the option shares which would otherwise have become exercisable during the first 12 months following the effective date of such change of control as if optionee remained in service with The Knot throughout such 12-month period and may be exercised for any or all of those option shares as fully-vested shares of Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee offers this report regarding compensation for The Knot's executive officers and Chief Executive Officer.

     GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to The Knot's development and financial success and their personal performance. The Compensation Committee, with this objective in mind, recommends to the Board compensation packages for our executive officers designed to retain and attract top quality management and to encourage them to contribute to the achievement of our business objectives. In addition, the Compensation Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies and reasonable in light of our internal base salary comparability considerations.

     We compensate our executive officers with a combination of salary and incentives designed to encourage efforts to achieve both the short-term and long-term goals of The Knot. The compensation structure attempts to reward both individual contributions as well as our overall performance. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 2000 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising our Chief Executive Officer and the Board with respect to executive compensation for future years.

     The basic components of our compensation packages for our executive officers include the following:

     - Base Salary

     - Annual Incentives

     - Long-Term Incentives

     - Benefits

     BASE SALARY. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry, and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Compensation Committee takes into account our performance in the fiscal year then ended.

     ANNUAL INCENTIVES. The incentive compensation of our executive officers is closely related to The Knot's performance. A portion of the cash compensation of executive officers consists of contingent compensation. Bonus awards are based on, among other things, performance objectives and goals that are tailored to the responsibilities and functions of key executives. The Compensation Committee felt that our executives and key employees reached personalized performance objectives and contributed to our growth during 2000. During 2000, we approved bonuses to our executive officers in an aggregate amount of $275,000.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of our stockholders and provide each individual with a significant incentive to manage The Knot from the perspective of an owner with an equity stake in the company. Each option grant allows the individual to acquire shares of our Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a 4-year period, contingent upon the executive officer's continued employment with The Knot. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by us during the vesting period, and then only if the market price of the underlying shares appreciates. During 2000, we granted to our executive officers options to purchase an aggregate of 450,000 shares of Common Stock.

     BENEFITS. Benefits offered to our executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our executive officers are substantially the same as those offered to all our regular employees.

     CEO COMPENSATION. The plans and policies discussed above were the basis for the 2000 compensation of our Chief Executive Officer, Mr. David Liu. In advising the Board with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to The Knot and by companies outside of the industry with which we compete for executive talent and (ii) make a significant percentage of the total compensation package contingent upon The Knot's performance and stock price appreciation. In accordance with these objectives, Mr. Liu received a base salary of $210,348 and a bonus of $75,000 for fiscal year 2000. Options to purchase 125,000 shares of common stock were granted to Mr. Liu in fiscal year 2000 and he currently holds a total of 114,583 unexercised stock options. Mr. Liu's 2000 compensation was based on the actual financial performance of The Knot in achieving designated corporate objectives.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to our executive officers for fiscal year 2001 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Compensation Committee
                                          John Link
                                          Ann Winblad

                         REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The Audit Committee oversees The Knot's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of The Knot's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and The Knot including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with The Knot's independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of The Knot's internal controls, and the overall quality of The Knot's financial reporting. The Committee held five meetings during fiscal year 2000 of which four meetings were attended by all members. One member was absent at one meeting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of The Knot's independent auditors.

                                          Audit Committee
                                          John Link
                                          Alexander Lynch
                                          Ann Winblad

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires us to present a graph comparing the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although the graph would normally be for a five-year period, the Common Stock began trading publicly on December 2, 1999 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (i) the Nasdaq Stock Market-United States Index and (ii) the Russell 2000 Index.

                COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN*
           AMONG THE KNOT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX

                              [PERFORMANCE GRAPH]

   -----------------------------------------------------------------------------------------------
   Company/Index Name                                         12/2/99      12/31/99     12/31/00
   -----------------------------------------------------------------------------------------------
    THE KNOT, INC.                                              $100       $ 84.38      $  9.38
    NASDAQ STOCK MARKET (U.S.)                                   100        121.37        73.03
    RUSSELL 2000                                                 100        111.41       108.05

---------------
* $100 invested on 12/2/99 in stock or index -- including reinvestment of dividends. Fiscal year ending 12/31.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH QVC

     On April 13, 1999, The Knot sold 4,000,000 shares of our Series B Preferred Stock at a price of $3.75 per share to QVC. QVC paid an aggregate of $15.0 million for the shares of Series B Preferred Stock and received a warrant to purchase 1,700,000 shares of our common stock at an exercise price of $5.00 per share The warrant became exercisable upon our initial public offering of common stock. In addition, QVC received registration rights in connection with their shares of stock and the shares issuable upon the exercise of its warrant, and became a party to the investor rights agreement. The Series B Preferred Stock and the warrant have been assigned to QVC Interactive Holdings, LLC (now known as Interactive Technology Holdings, LLC). We also entered into a services agreement with QVC, which we believe is on terms and conditions no less favorable to us than we could have obtained from unaffiliated third parties. We also have an agreement with QVC to sell merchandise through a co-branded site accessible from within QVC's online site. For the years ended December 31, 2000 and 1999, we purchased merchandise and incurred warehousing, fulfillment and distribution and billing costs under the agreements in the aggregate amounts of $511,000 and $172,000, respectively. John Link, a member of our Board, has been the Executive Vice President of Information Technology of QVC since January 1991.

AOL ANCHOR TENANT AGREEMENT

     On July 23, 1999, The Knot entered into an amended anchor tenant agreement with AOL, which extended the term of our existing agreement with AOL through January 6, 2003. Under the terms of the agreement, The Knot continues to be the primary wedding content provider on AOL and on several other of AOL's leading properties, including AOL.com, Netscape Netcenter and CompuServe. Under the terms of the agreement, we pay carriage fees to AOL. Also under the terms of the agreement, AOL may terminate the agreement without cause only with respect to our carriage on AOL Hometown, Netscape and CompuServe upon 30 days' prior notice. Advertisements and promotions are subject to AOL's approval, and the advertisements may not promote AOL competitors such as other Internet service providers or search engines. We believe the terms and conditions of our anchor tenant agreement with AOL, taken as a whole, are no less favorable to us than we could have obtained from unaffiliated third parties.

     In consideration for AOL's agreement to extend the term of the agreement, we granted to AOL a warrant, exercisable for eight years from the date of grant, to purchase 366,667 shares of Common Stock at a price equal to $7.20 per share. The warrant is immediately exercisable and expires in July 2007. In addition, AOL received registration rights with respect to the shares issuable under the warrant.

     On May 1, 2000, we entered into an International Anchor Tenant Agreement with AOL, whereby we agreed to receive distribution within AOL and its affiliates within certain international markets in exchange for quarterly carriage fees payable over the term of the agreement. Effective March 31, 2001, we amended the International Anchor Tenant Agreement to limit to France the international markets we receive distribution from AOL in exchange for a one-time restructuring and carriage fee. Under the amended agreement, we are not obligated to pay any continuing carriage fees to AOL. The amended agreement expires on May 1, 2003.

     For the years ended December 31, 2000 and 1999, we paid $1,845,000 and $1,000,000, respectively, in carriage fees to AOL.

MISCELLANEOUS

     The Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to The Knot or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to The Knot or our stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Amended and Restated Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

     On August 14, 2000, certain Weddingpages franchisees commenced litigation in Supreme Court, New York County, New York against us and certain of our officers, including David Liu, our Chairman and Chief Executive Officer. The plaintiffs seek to enjoin us from taking actions, primarily relating to the sale of advertising in certain local markets, which plaintiffs claim will damage the value of their Weddingpages franchises and money damages in an unspecified amount. On October 19, 2000, we filed our initial response. On October 27, 2000 the Supreme Court of the State of New York refused to grant preliminary injunctions sought by certain Weddingpages franchisees. The court ordered that the parties submit their dispute to a neutral mediator. In February and March 2001, as a result of negotiations among the parties, with the assistance of the mediator, non-monetary settlements were reached with six of the plaintiffs in the action. Certain franchisees have not executed the settlement agreement as negotiated. We had previously made a motion to dismiss the case, which was stayed pending settlement discussions. It is our intention to reinstate the motion against those plaintiffs who have refused to execute the settlement agreement and, in any event, to continue to contest the allegations which, we believe, are without merit.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires The Knot's officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

     Based solely on a review of the copies of such reports furnished to The Knot, we believe that, during 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2002 must be received by us no later than December 17, 2001, if such proposals are to be included in the proxy statement and related proxy materials relating to that meeting. In addition, the proxy solicited by the Board of Directors for the annual meeting of stockholders to be held in 2002 will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless we receive notice of such proposal on or before February 15, 2002.

                                   FORM 10-K

     The Knot filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2000 with the Securities and Exchange Commission on March 30, 2001. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations, at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013.

                                 OTHER BUSINESS

     The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          Order of the Board of Directors

                                          /s/ Richard Szefc
                                          RICHARD SZEFC, Secretary

Dated: April 12, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

I.  PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

     The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more independent directors.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.  MEETINGS

     The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

          A. Review this Charter at least annually and recommend any changes to the Board.

          B. Review the organization's annual financial statements and any other relevant reports or other financial information.

          C. Review the regular internal financial reports prepared by management and any internal auditing department.

          D. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

          E. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

          F. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

          G. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                   PROXY CARD

                                 THE KNOT, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints David Liu and Richard Szefc, jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of THE KNOT, INC. to be held on Tuesday, May 15, 2001, or at any postponement or adjournment thereof, as specified on the reverse, and to vote in his or their discretion on such other business as may properly come before the Annual Meeting and any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

    UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

                     (PLEASE SIGN AND DATE ON REVERSE SIDE)

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!
        THE KNOT, INC. -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 15, 2001

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
1. ELECTION OF DIRECTORS:
   [ ] Vote FOR all nominees listed below (except as withheld in the space
   below)                  [ ] Vote WITHHELD from all nominees

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE
             BOX "VOTE FOR" AND WRITE THE NOMINEE'S NAME ON THE LINE BELOW.

--------------------------------------------------------------------------------
NOMINEES: ALEXANDER LYNCH AND SANDRA STILES WILL STAND FOR RE-ELECTION TO THE BOARD FOR TERMS TO EXPIRE IN 2004.

2. APPROVAL OF AMENDMENT TO THE KNOT'S 1999 STOCK INCENTIVE PLAN:
   To approve an amendment to our 1999 Stock Incentive Plan that increases the number of shares of our common stock authorized for issuance under the plan to 5,143,393.
               [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
3. RATIFICATION OF ACCOUNTANTS:
   To ratify and approve the selection of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2001.
               [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING [ ]


                                                             -----------------------------------------------------
                                                             SIGNATURE OF STOCKHOLDER
                                                             -----------------------------------------------------
                                                             PRINTED NAME OF STOCKHOLDER
                                                             -----------------------------------------------------
                                                             TITLE (IF APPROPRIATE)
                                                             Note: Please sign exactly as name appears hereon. If
                                                             signing as attorney, executor, administrator, trustee
                                                                   or guardian, please give full title as such,
                                                                   and, if signing for a corporation, give your
                                                                   title. When shares are in the names of more
                                                                   than one person, each should sign.

                                                             Dated: --------------------- , 2001